Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter Earnings

Highlights

•	Distributable cash flow of $34.3 million

•	EBITDA of $37.6 million

•	Increased quarterly distribution by 10 percent to $0.3017 per unit

•	Reported net income of $32.1 million

HOUSTON, July 30, 2014 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2014 earnings of $32.1 million, or $0.41 per common limited partner unit. Earnings before interest, income taxes, depreciation and amortization (EBITDA) were $37.6 million in the second quarter, and distributable cash flow was $34.3 million, both up significantly from previous quarters’ results.

“We operated well and achieved strong financial results in the second quarter, enabling us to increase the partnership’s distribution,” said Greg Garland, Phillips 66 Partners chairman and CEO. “We continue to pursue additional investments, including organic development opportunities, to deliver top-quartile distribution growth.”

Financial Results

Total revenues for the second quarter were $56.9 million, approximately 96 percent of which were derived from fee-based contracts with Phillips 66 and its affiliates. Revenues include a full quarter’s results from the Gold Line products system, as well as the newly constructed Medford spheres. These acquisitions contributed to the partnership’s fee-based revenue growth.

Total costs were $24.6 million in the second quarter, and include $1.3 million of interest expense primarily associated with the note payable to Phillips 66 assumed on March 1, 2014, as part of the consideration paid for the acquisition of the Gold Line products system and Medford spheres.

On July 23, 2014, the board of directors of the general partner declared a quarterly cash distribution of $0.3017 per limited partner unit. This distribution represents a 10 percent increase over the first-quarter 2014 distribution of $0.2743 per unit and is 42 percent above the partnership’s minimum quarterly distribution.

Phillips 66 Partners has access to an unused $250 million revolving credit facility, which can be expanded by up to an additional $250 million, available primarily to fund future expansion capital expenditures and acquisitions. As of June 30, 2014, the partnership had $34.5 million in cash and cash equivalents.

Phillips 66 Partners Reports Second Quarter Earnings

Investor Webcast

Phillips 66 Partners President Tim Taylor; Vice President and Chief Financial Officer Greg Maxwell; Senior Vice President, Operations Bob Herman; and Vice President and Chief Operating Officer Tom Liberti will host a webcast today at 2 p.m. EDT to discuss the partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations are based on management’s expectations, estimates and projections about the partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil and refined petroleum products we transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil and refined petroleum products; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Partners Reports Second Quarter Earnings

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, EBITDA, adjusted EBITDA, distributable cash flow, adjusted revenues and adjusted costs. These are non-GAAP financial measures. EBITDA, adjusted EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the partnership with other companies in our industry, as well as help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. We also include the revenues, costs and results of our operations excluding predecessor results. We believe that excluding predecessor results provides useful information to investors in assessing the results of operations most directly attributable to our common unitholders. These non-GAAP measures should not be considered as alternatives to GAAP revenues, costs and expenses, net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect revenues, costs and expenses, net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Second Quarter Earnings

Results of Operations (Unaudited)

Factors Affecting Comparability

Effective March 1, 2014, we acquired the Gold Line products system and the Medford spheres (collectively referred to as the “acquired assets”) from Phillips 66 (the “acquisition”). The results of the acquired assets prior to the acquisition are referred to as “predecessor” results in the tables below. Differences in revenues and expenses for the periods prior to and after the acquisition are detailed in the “Factors Affecting the Comparability of Our Financial Results” in Exhibit 99.2—Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2014.

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2014	Q1 2014
Selected Income Statement Data
Total revenues	$56.9	$51.9
Net income	32.1	28.0

Adjusted earnings*	32.1	18.3
Adjusted EBITDA*	37.6	21.5
Distributable cash flow	34.3	23.3
*First-quarter 2014 adjusted results exclude predecessor results of the acquired assets.

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.41	$0.25
Subordinated units—Phillips 66	0.41	0.24

Selected Balance Sheet Data
Cash and cash equivalents	$34.5	$21.1
Total assets	342.7	332.4
Total debt	160.0	160.0

Total Equity
Equity held by public
Common units	$411.9	$409.2
Equity held by Phillips 66
Common units	52.3	49.7
Subordinated units	110.1	105.3
General partner	(407.7)	(409.4)
Total Equity	$166.6	$154.8

Phillips 66 Partners Reports Second Quarter Earnings

Statement of Income
	Millions of Dollars
	Q2 2014	Q1 2014
	Consolidated	Phillips 66 Partners LP	Acquired Assets Predecessor	Consolidated
Revenues
Transportation and terminaling services—related parties	$54.5	$35.3	$15.2	$50.5
Transportation and terminaling services—third parties	2.4	0.6	0.7	1.3
Other income	—	0.1	—	0.1
Total revenues	$56.9	$36.0	$15.9	$51.9

Costs and Expenses
Operating and maintenance expenses	$13.0	$8.3	$3.3	$11.6
Depreciation	3.9	2.4	1.2	3.6
General and administrative expenses	5.4	5.6	1.1	6.7
Taxes other than income taxes	1.0	0.6	0.6	1.2
Interest and debt expense	1.3	0.5	—	0.5
Total costs and expenses	$24.6	$17.4	$6.2	$23.6
Income before income taxes	32.3	18.6	9.7	28.3
Provision for income taxes	0.2	0.3	—	0.3
Net Income	$32.1	$18.3	$9.7	$28.0

Selected Operating Data
	Thousands of Barrels Daily
	Q2 2014	Q1 2014
	Consolidated	Phillips 66 Partners LP†	Acquired Assets Predecessor†	Consolidated
Pipeline, Terminal and Storage Volumes
Pipelines*
Pipeline throughput volumes
Crude oil	295	259	—	259
Refined products	438	314	104	418
Total	733	573	104	677

Terminals
Terminaling throughput and storage volumes
Crude oil	453	410	—	410
Refined products	457	327	102	429
Total	910	737	102	839
* Represents the sum of volumes transported through each separately tariffed pipeline segment.
† Revised to divide post-acquisition and predecessor volumes by the total number of days in first-quarter 2014.

Revenue per Barrel ($/BBL)
Average pipeline revenue	$0.50	$0.39	$1.17	$0.51
Average terminaling and storage revenue	0.28	0.24	0.55	0.27

Phillips 66 Partners Reports Second Quarter Earnings

Cash Distributions
	Q2 2014	Q1 2014
Cash Distributions* ($ Millions)
Common units—public	$5.7	$5.2
Common units—Phillips 66	6.0	5.4
Subordinated units—Phillips 66	10.6	9.7
General partner—Phillips 66	1.6	0.8
Total	$23.9	$21.1
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.3017	$0.2743

Coverage Ratio	1.44	1.10

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q2 2014	Q1 2014
Reconciliation to Net Income
Net Income	$32.1	$28.0
Plus:
Depreciation	3.9	3.6
Net interest expense	1.3	0.4
Amortization of deferred rentals	0.1	0.1
Provision for income taxes	0.2	0.3
EBITDA	$37.6	$32.4
Less:
EBITDA attributable to predecessor	—	10.9
Adjusted EBITDA	$37.6	$21.5
Plus:
Adjustments related to minimum volume commitments	(0.7)	2.3
Phillips 66 prefunded projects and indemnities	1.1	1.5
Transaction costs associated with the acquisition	—	1.5
Less:
Net interest paid	0.1	—
Income taxes paid	0.2	—
Maintenance capital expenditures	3.4	3.5
Distributable Cash Flow	$34.3	$23.3

Phillips 66 Partners Reports Second Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q2 2014	Q1 2014
Reconciliation to Net Cash from Operating Activities
Net cash from operating activities	$35.5	$25.4
Plus:
Net interest expense	1.3	0.4
Provision for income taxes	0.2	0.3
Changes in working capital	0.6	6.4
Other	—	(0.1)
EBITDA	$37.6	$32.4
Less:
EBITDA attributable to predecessor	—	10.9
Adjusted EBITDA	$37.6	$21.5
Plus:
Adjustments related to minimum volume commitments	(0.7)	2.3
Phillips 66 prefunded projects and indemnities	1.1	1.5
Transaction costs associated with the acquisition	—	1.5
Less:
Net interest paid	0.1	—
Income taxes paid	0.2	—
Maintenance capital expenditures	3.4	3.5
Distributable Cash Flow	$34.3	$23.3